Exhibit 99.1

VLOV, Inc. Files Amended First Quarter Form 10-Q and Second Quarter Form 10-Q

XIAMEN, China, October 27, 2010 — VLOV, Inc. (OTC Bulletin Board: VLOV.OB) ("VLOV" or the "Company"), VLOV, Inc., which designs, sources and markets VLOV-brand casual, fashion-forward apparel for men in the People’s Republic of China, today announced that it has amended its First Quarter 2010 Form 10-Q and its Second Quarter 2010 Form 10-Q after comments from the SEC regarding the Second Amendment to the Company’s Registration Statement on Form S-1. The Company is amending these quarterly reports to restate its statements of income and comprehensive income for the three months ended March 31, 2010 and for the three and six months ended June 30, 2010.

Net income, assets, liabilities, and shareholder’s equity remain unchanged for these periods.

In computing basic earnings per share for the three months ended March 31, 2010 and for the three and six months ended June 30, 2010, the Company did not allocate net income between common and preferred stock using the two-class method, and in computing the fully diluted earnings per share for the same periods, the Company did not include shares of outstanding preferred stock.

A summary of the changes to the Company’s earnings per share (GAAP) are as follows:

	Originally			%
	Filed	Adjustment	Restated	Change
Three months ended March 31, 2010:
Basic earnings per share- common	$0.06	$(0.01)	$0.05	16.8%
Diluted earnings per share	$0.06	$(0.01)	$0.05	16.1%

Three months ended June 30, 2010:
Basic earnings per share- common$	$0.26	$(0.03)	$0.23	14.2%
Diluted earnings per share	$0.26	$(0.04)	$0.22	15.5%

Six Months ended June 30, 2010:
Basic earnings per share- common	$0.33	$(0.05)	$0.28	15.5%
Diluted earnings per share	$0.32	$(0.04)	$0.28	16.7%

As a result, the Company has restated its statements of income and comprehensive income for the three months ended March 31, 2010 and for the three and six months ended June 30, 2010, reflected in the amended First Quarter 2010 Form 10-Q/A and Second Quarter 2010 Form 10-Q/A.

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV-brand fashion-forward apparel for middle-class Chinese men. VLOV products are sold by distributors through multiple points of sale throughout China.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For further information, please contact:

Company Contact:

Vlov, Inc.
Bennet Tchaikovsky, Chief Financial Officer
Tel: +1-310-622-4515
Email: bennet@vlov.net

Or

Investor Relations:
Howard Gostfrand
American Capital Ventures, Inc.
Tel: +1-305-918-7000
Email: hg@amcapventures.com